ONEOK, INC.
OFFICER CHANGE IN CONTROL SEVERANCE PLAN

(Adopted by the Board of Directors as of July 20, 2011)

The Board has determined that it is in the best interest of ONEOK, Inc. and its stockholders to retain the services of its key officers in the event of a threat of a Change in Control and to ensure their continued dedication and efforts in such event without undue concern for their personal financial and employment security. Accordingly, the Board has adopted, effective as of the Effective Date, the ONEOK, Inc. Officer Change in Control Severance Plan, as set forth in this document.

ARTICLE 1
DEFINITIONS

1.1          “Affiliate” means, with respect to any Person (as defined herein), any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.

1.2          “Annual Compensation” means the sum of (a) a Participant’s annual Base Salary in effect immediately prior to the Occurrence Date, plus (b) such Participant’s target Bonus (assuming attainment of corporate and individual performance factors at 100% of target) for the performance period in which the Occurrence Date occurs or, if such target has not yet been set, such Participant’s target Bonus (assuming attainment of corporate and individual performance factors at 100% of target) for the performance period last preceding the period in which the Occurrence Date occurs.

1.3          “Base Salary” means the annual base salary of a Participant as set and approved annually by the Company before any deductions, exclusions or any deferrals or contributions under any Company employee plan or program, but excluding bonuses, incentive compensation, compensation deferred in a previous calendar year, employee benefits, expense reimbursements or any compensation other than in the form of a salary received by a Participant.

1.4          “Board” means the Board of Directors of the Company.

1.5          “Bonus” means the bonus payable to a Participant under the ONEOK, Inc. Annual Officer Incentive Plan.

1.6          “Cause” means

(a)          a Participant’s indictment for or conviction in a court of law of a felony or any crime or offense involving misuse or misappropriation of money or property;

(b)          a Participant’s violation of any covenant, agreement or obligation not to disclose confidential information regarding the business of the Company (or a division or Subsidiary) or a Participant’s violation of any covenant, agreement or obligation not to compete with the Company (or a division or Subsidiary);

(c)          any act of dishonesty by a Participant which adversely affects the business of the Company (or a division or Subsidiary), or any willful or intentional act of a Participant which adversely affects the business, or reflects unfavorably on the reputation, of the Company (or a division or Subsidiary);

(d)          a Participant’s material violation of any written policy of the Company (or a division or Subsidiary); or

(e)          a Participant’s failure or refusal to perform the specific directives of the Company’s Board, or its officers, which directives are consistent with the scope and nature of the Participant’s duties and responsibilities, to be determined in the Board’s sole discretion.

Nothing contained in the foregoing provisions of this paragraph shall be deemed to interfere in any way with the right of the Company (or a division or Subsidiary), which is hereby acknowledged, to terminate a Participant’s employment at any time with or without Cause.

1.7	“Change in Control” means the occurrence of any of the following after the Effective Date:

        (a)          An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the then outstanding Shares or the combined voting power of the Company’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred pursuant to this Section 1.6, Shares or Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned or controlled, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”), (ii) the Company or any Related Entity, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

        (b)          The individuals who are members of the Board (the “Incumbent Board”) on the Effective Date, cease for any reason to constitute at least a majority of the members of the Board within any consecutive twelve (12) month period, or, following a Merger which results in a Parent Company, the board of directors of the ultimate Parent Company; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board (as hereinafter defined), such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

        (c)          The consummation of:

(i)
A merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued (a “Merger”), unless such Merger is a “Non-Control Transaction.”  A “Non-Control Transaction” shall mean a Merger where:

1.
the stockholders of the Company, immediately before such Merger, own directly or indirectly immediately following such Merger at least fifty percent (50%) of the combined voting power of the outstanding voting securities of (x) the corporation resulting from such Merger (the “Successor”) if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Successor is not Beneficially Owned, directly or indirectly by another Person (a “Parent Company”), or (y) if there is one or more Parent Companies, the ultimate Parent Company;

2.
the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (x) the Successor, if there is no Parent Company, or (y) if there is one or more Parent Companies, the ultimate Parent Company; and

3.
no Person other than (1) the Company, (2) any Related Entity, (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such Merger was maintained by the Company or any Related Entity, or (4) any Person who, immediately prior to such Merger had Beneficial Ownership of twenty percent (20%) or more of the then outstanding Voting Securities or Shares, has Beneficial Ownership of twenty percent (20%) or more of the combined voting power of the outstanding voting securities or common stock of (x)  the Successor if there is no Parent Company, or (y) if there is one or more Parent Companies, the ultimate Parent Company.

(ii)	A complete liquidation or dissolution of the Company; or

(iii)
The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Related Entity or under conditions that would constitute a Non-Control Transaction with the disposition of assets being regarded as a Merger for this purpose or the distribution to the Company’s stockholders of the stock of a Related Entity or any other assets); or

(d)  With respect to the MLP (i) the Company ceasing to own, directly or indirectly, a majority of each class of the outstanding equity interests of the General Partner of the MLP; (ii) the Company ceasing to have the power to designate a majority of the directors of the General Partner of the MLP; or (iii) the removal of the General Partner of the MLP pursuant to Section 13.2 of the Partnership Agreement.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur, solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities if:

1.
such acquisition occurs as a result of the acquisition of Shares or Voting Securities by the Company which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this subparagraph) as a result of the acquisition of Shares or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities which increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur, or

2.
within five business days  after a Change in Control would have occurred (but for the operation of this subparagraph), or if the Subject Person acquired Beneficial Ownership of twenty percent (20%) or more of the then outstanding Shares or the combined voting power of the Company’s then outstanding Voting Securities inadvertently, then after the Subject Person discovers or is notified by the Company that such acquisition would have triggered a Change in Control (but for the operation of this subparagraph), the Subject Person notifies the Board of Directors that it did so inadvertently, and within two business days after such notification, the Subject Person divests itself of a sufficient number of Shares or Voting Securities so that the Subject Person is the Beneficial Owner of less than twenty percent (20%) of the then outstanding Shares or the combined voting power of the Company’s then outstanding Voting Securities.

1.8            “Code” means the Internal Revenue Code of 1986, as amended.

1.9            “Company” means ONEOK, Inc., an Oklahoma corporation and any Successor, whether the liability of such Successor under the Plan is established by contract or occurs by operation of law.

1.10           “Effective Date” means the date on which the Plan is adopted by the Board.

1.11           “Employment Termination Date” means the date on which the employment relationship between a Participant and the Company and its Subsidiaries is terminated due to an Involuntary Termination.

1.12           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.13           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.14           “General Partner of the MLP” means the “General Partner” as defined in the Partnership Agreement.

1.15           “Good Reason Event” means the occurrence of one or more of the following events or conditions after the occurrence of a Change in Control:

          (a)  A Participant’s demotion or material reduction of a Participant’s significant authority or responsibility with respect to the Participant’s employment with the Company from that in effect on the Occurrence Date;

          (b)  A material reduction in Base Salary of a Participant from that in effect immediately prior to the Occurrence Date;

          (c)  A material reduction in short-term and/or long-term incentive targets from those applicable to a Participant immediately prior to the Occurrence Date;

          (d)  The relocation to a new principal place of a Participant’s employment by the Company, which is more than thirty-five (35) miles further from the Participant’s principal place of residence than the Participant’s principal place of employment was prior to such change; or

          (e)  The failure of a successor company to explicitly assume the Plan;

provided, however, a Participant may consent in writing to any such demotion, loss, reduction, relocation or successor’s failure to assume.  The effect of any written consent of a Participant shall be strictly limited to the terms specified in such written consent.  In order to invoke an Involuntary Termination for a Good Reason Event, a Participant shall give notice of any termination of the Participant’s employment for the Good Reason Event due to any of the events described above by delivery of written notice thereof to the Company within one hundred twenty (120) days after the first occurrence of the event giving rise to such Good Reason Event.  The Company shall have thirty (30) days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting a Good Reason Event during the Cure Period, a Participant must terminate employment, if at all, within ninety (90) days following the end of the Cure Period in order for such termination of employment to constitute a termination for a Good Reason Event by reason of that event or condition.

   1.16           “Involuntary Termination” means the termination of a Participant’s employment relationship with the Company and each Subsidiary (a) by the Company or a Subsidiary for any reason other than Cause, or (b) by the Participant on account of a Good Reason Event.  A Participant shall not be deemed to have incurred an Involuntary Termination by reason of the transfer of the Participant’s employment between the Company and any of its Subsidiaries, or among Subsidiaries. The Plan Administrator shall determine, in its sole discretion, whether a Participant’s termination of employment from the Company or any Subsidiary constitutes an Involuntary Termination.  For purposes of the Plan, a Participant will not be considered to have terminated his or her employment relationship unless the termination of employment qualifies as a “separation from service”, as defined under Code section 409A and the regulations thereunder.

    1.17           “MLP” means ONEOK Partners, L.P., a Delaware limited partnership.

    1.18           “Occurrence Date” means the date on which a Change in Control occurs.

1.19           “Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of ONEOK Partners, L.P., dated as of September 15, 2006, by and among the MLP, the General Partner of the MLP and such other persons designated as “Partners” of the MLP, as may be amended from time to time.

1.20           “Participant” means an employee of the Company or a Subsidiary who is identified by the Board as a participant in the Plan pursuant to Section 2 of the Plan.

1.21           “Plan” means the ONEOK, Inc. Officer Change in Control Severance Plan, as set forth herein and as amended from time to time.

1.22           “Plan Administrator” means the Board; provided, however, that the Board may designate any individual or a committee to administer the Plan in accordance with the provisions of Article 7.

1.23           “Severance Multiple” means the number used to determine a Participant’s cash severance under Section 3.1(a) of the Plan, which is subject to change by the Board in accordance with Section 2.2; provided, however, that in no event shall such number exceed three (3).

1.24           “Shares” means the common stock, par value $.01 per share, of the Company and any other securities into which such shares are changed or for which such shares are exchanged.

1.25           “Subsidiary” means (a) a corporation, partnership, limited liability company or other entity in which the Company owns directly or indirectly more than 50% of the outstanding shares of voting stock or other voting interest, and (b) any other entity in which the Company directly or indirectly beneficially owns a controlling interest.

ARTICLE 2
ELIGIBILITY

2.1              Participation and Severance Multiples.  Schedule A sets forth the Participants in the Plan as of the Effective Date. Schedule A also sets forth Participants’ applicable Severance Multiples as of the Effective Date for purpose of Section 3.1(a) of the Plan.

2.2              Review by Board. The Board, in its sole discretion, from time to time, shall review the Participants in the Plan and shall determine which, if any, Participants should be added or removed as Participants.  The Board, in its sole discretion from time to time, shall also review and may change, in its sole discretion, the Severance Multiples applicable to each such Participant in the Plan.

ARTICLE 3
SEVERANCE BENEFITS

3.1              Severance Benefits.  Upon an Involuntary Termination within two (2) years after the Occurrence Date, a Participant shall be entitled to the following benefits:

          (a)   A single lump sum cash payment by the Company equal to the product the Participant’s Severance Multiple and the Participant’s Annual Compensation; and

(b)  To the extent that the Participant elects continuation coverage pursuant to Section 4980B of the Code (i.e., COBRA continuation coverage), the Company shall reimburse the COBRA premiums paid by the Participant until the earlier of (i) the date that is eighteen (18) months following the Participant’s Employment Termination Date and (ii) the date that the Participant becomes eligible for medical, dental and health insurance benefits from a subsequent employer.  The continued coverage under this Section 3.1(b) shall be provided in a manner that is intended to satisfy an exception to Section 409A of the Code, and therefore not treated as an arrangement that is subject to taxation under Section 409A.

3.2           Termination under Other Circumstances.  No benefits shall be payable under the Plan due to termination of employment on account of (i) death, (ii) disability, (iii) resignation not for a Good Reason Event, (iv) termination by the Company and its Subsidiaries for Cause, (v) an Excluded Termination (as hereinafter defined) or (vi) any other termination of employment that is not an Involuntary Termination that occurs prior to the second anniversary of the Occurrence Date.

3.3           Effect of Severance Payments and Benefits.  Any benefits provided or payments made under the Plan shall not be taken into account as compensation for purposes of determining a Participant’s contributions or benefits under any other employee benefit plan of the Company or Subsidiary.

3.4           Continuance of Employment. If, following a Change in Control described in subsection (d) of the definition of a Change in Control, a Participant’s employment with the Company and its Subsidiaries terminates under circumstances described in Section 3.1 of the Plan, the Participant shall not be entitled to any severance benefits as a result of such termination of employment if:

(a)  the Participant continues in employment with a Post-Transaction Employer (as defined in Section 3.4(b) below); or

(b)  the Participant (i) is offered continued employment with (A) the MLP, (B) the General Partner of the MLP, or (C) the Person who immediately after the Change in Control beneficially owns a majority of the outstanding equity interests in the General Partner of the MLP or otherwise controls the General Partner of the MLP, or any Affiliate of such Person (in each case, referred to as the “Post-Transaction Employer”) and (ii) the terms and conditions of such employment (A) would not constitute a Good Reason Event and (B) include severance comparable to that provided under the Plan for two (2) years following the Occurrence Date, which severance would be payable upon a termination of the Participant’s employment with the Post-Transaction Employer under the same circumstances as provided under the Plan.

 For purposes of application of this Section 3.4, the terms Cause and Good Reason Event shall have the meanings ascribed to them in the Plan respectively, but the term Company as it is used in those definitions shall be deemed to refer to the Post-Termination Employer of the Participant after the Change in Control, and the term Board as used in the definition of Cause shall be deemed to refer to the board of directors of the Post-Transaction Employer or, if applicable, the ultimate parent corporation of such employer.

A termination of employment described in this Section 3.4 is herein referred to as an “Excluded Termination.”  In the circumstances described in this Section 3.4, a Participant shall not be entitled to receive any Severance Benefit under the Plan whether or not the Participant accepts the offered employment or continues in employment.  The provisions of this Section 3.4 do not create any entitlement to any Severance Benefit from the Company and its Subsidiaries in any circumstances whatsoever and are to be construed solely as a limitation on such entitlement in the circumstances herein set forth.

ARTICLE 4
TIME OF SEVERANCE PAYMENT

Payment of the severance payment described in Section 3.1(a) of the Plan shall be conditioned on a Participant’s execution, delivery and non-revocation of a valid and enforceable general release of claims in the form attached hereto as Exhibit A (the “Release”) during sixty (60) day period following the Termination Date (the “Release Period”). The severance payment described in Section 3.1(a) shall be paid in a lump sum on the Company’s next regular payroll date occurring following the date the Release becomes effective and irrevocable; provided, however, that if the Release Period begins in one calendar year and ends in the subsequent calendar year, payment of the severance payment shall occur on the next regular payroll date occurring following the later of (i) January 1 of such subsequent calendar year and (ii) the date the Release becomes effective and irrevocable.

ARTICLE 5
LIMITATION ON PAYMENT OF BENEFITS

5.1          The Company shall make the payment and provide the payments and benefits under Article 3; provided, however, that if all or any portion of the payments and benefits provided under Article 3, either alone or together with other payments and benefits which the Participant receives or is then entitled to receive from the Company, would constitute a “parachute payment” within the meaning of Section 280G of the Code, the Company shall reduce such payments and benefits provided to the Participant under Article 3 of the Plan to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the net after-tax benefit to the Participant shall exceed the net after-tax benefit if such reduction were not made.  In the event that any payment or benefit intended to be provided under the Plan or otherwise is required to be reduced pursuant to this Section 5.1, the Company will effect such reduction by first reducing the benefits described in Section 3.1(a), then, to the extent necessary, by reducing the benefits described in Section 3.1(b).

“Net after-tax benefit” for these purposes shall mean the sum of (i) the total amount payable to the Participant under Article 3, plus (ii) all other payments and benefits which the Participant receives or is then entitled to receive from the Company that would constitute a “parachute payments” within the meaning of Section 280G of the Code, less (iii) the amount of federal income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Participant (based upon the rate in effect for such year as set forth in the Code at the time of the payment under Section 3), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Section 4999 of the Code.  The amount of any reduction made under this Section 5.1 in the payment to which the Participant is entitled under Article 3 of this Agreement is hereinafter referred to as the “Relinquished Amount.”

5.2           If the Participant’s payment under Article 3 is reduced under Section 5.1 and, notwithstanding such reduction, the Participant subsequently pays or becomes obligated to pay any excise tax under Section 4999 of the Code on any portion of any payment or benefit the Participant receives (whether pursuant to this Agreement or otherwise) in connection with the event giving rise to the Participant’s right to receive payments and benefits under Article 3, the Company shall pay to the Participant an amount equal to the Relinquished Amount and an amount (“Special Reimbursement”) which, after payment by the Participant of any federal, state and local taxes, including any further excise tax under Section 4999 of the Code resulting from all payments and benefits received (whether pursuant to this Agreement or otherwise, and including the Relinquished Amount and this Special Reimbursement), equals the total excise tax paid or payable.

5.3           The determination of whether the payments shall be reduced as provided in this Article 5 and the amount of such reduction shall be made at the Company’s expense by an accounting firm retained by the Company at the time the calculation is to be performed, or one selected by the Company from among the five largest accounting firms in the United States (the “Accounting Firm”).  The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and the Participant within ten (10) days of the Employment Termination Date.  If the Accounting Firm determines that no excise tax is payable by the Participant with respect to the payments, it shall furnish the Participant with an opinion reasonably acceptable to the Participant that no excise tax will be imposed with respect to any such payments and, absent manifest error, such Determination shall be binding, final and conclusive upon the Company and the Participant. If the Accounting Firm determines that an excise tax would be payable, the Participant shall have the right to accept the Determination of the Accounting Firm as to the extent of the reduction, if any, pursuant to this Article 5, or to have such Determination reviewed by an accounting firm selected by the Participant, at the expense of the Company, in which case the determination of such second accounting firm shall be binding, final and conclusive upon the Company and Participant.

ARTICLE 6
UNFUNDED ARRANGEMENT

The Plan is unfunded, and all benefits payable hereunder will be paid, as needed, from the general assets of the Company. The Plan is only a general corporate commitment and each Participant must rely upon the general credit of the Company for the fulfillment of its obligations hereunder.  Nothing contained in the Plan shall constitute a guarantee by the Company that the assets of the Company will be sufficient to pay any benefits under the Plan or would place any Participant in a secured position ahead of general creditors of the Company. The Participants are unsecured creditors of the Company with respect to their Plan benefits, and the Plan constitutes a promise by the Company to make benefit payments in the future to eligible Participants. No specific assets of the Company have been or shall be set aside, or shall in any way be transferred to a trust or shall be pledged in any way for the performance of the Company’s obligations under the Plan which would remove such assets from being subject to the general creditors of the Company.

ARTICLE 7
ADMINISTRATION OF THE PLAN

7.1          The Plan Administrator shall have the full power and authority to administer the Plan, carry out its terms and conditions and effectuate its purposes. The Plan Administrator shall be the “named fiduciary,” as such term is defined in ERISA, of the Plan, with responsibility for administration of the Plan.

7.2          The Plan Administrator shall serve without compensation for its services as such. However, all reasonable expenses of the Plan Administrator shall be paid or reimbursed by the Company upon proper documentation. The Plan Administrator shall be indemnified by the Company against personal liability for actions taken in good faith in the discharge of duties as the Plan Administrator.

7.3          The Plan Administrator shall keep all individual and group records relating to Participants and former Participants and all other records necessary for the proper operation of the Plan. Such records shall be made available to the Company and to each Participant for examination during business hours except that a Participant shall examine only such records as pertain exclusively to the examining Participant and to the Plan. The Plan Administrator shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, and every other relevant statute, each as amended, and all regulations thereunder (except that the Company, as payor of the Benefits, shall prepare and distribute to the proper recipients all forms relating to withholding of income or wage taxes, Social Security taxes, and other amounts which may be similarly reportable).

ARTICLE 8
AMENDMENT OR TERMINATION

The Board reserves the right to amend or terminate the Plan at any time and in any manner without the consent of any affected individual, which right includes, without limitation, the right to change the individuals who are eligible to participate in the Plan from time to time. Notwithstanding the foregoing, (i) for a period of two (2) years following a Change in Control, the Plan may not be terminated or amended in any manner adverse to any eligible Participant without the written consent of each affected Participant and (ii) any amendment to or termination of the Plan will not adversely affect the benefits otherwise payable to a Participant whose Employment Termination Date occurred prior to the date of such amendment or termination.

ARTICLE 9
CLAIMS PROCEDURES

9.1          Claim for Benefits. When a benefit is due under the Plan, a Claimant must submit a claim for benefits to the office designated by the Plan Administrator to receive claims within 180 days of the date of a Participant’s Involuntary Termination. For purposes of this Article, “Claimant” means a Participant or an authorized representative of a Participant who makes a claim for benefits under the Plan.

9.2          Deadline for Notifications of Claim Determinations. If a Claimant’s claim for benefits under the Plan is denied in whole or in part, the Plan Administrator will provide to the

Claimant a written notice of the claim decision within 90 days of receipt of the claim. This 90-day period may be extended one time by the Plan Administrator for up to 90 days, provided that the Plan Administrator notifies the Claimant, prior to the expiration of such 90-day period, of the circumstances requiring the extension of time and the date by which the Plan Administrator expects to render a decision. Claims not acted upon within the time prescribed herein shall be deemed denied for purposes of proceeding to the review stage.

9.3          Contents of Notices of Claims Denials. When a claim is denied (an adverse determination) in full or in part, the Plan Administrator will provide the Claimant a written or electronic notification of the denial within the time frame specified in Section 9.2. This notice will:

(a)           explain the specific reasons for the adverse determination;

(b)           reference the specific Plan provisions on which the adverse determination is based;

(c)           provide a description of any additional material or information necessary for the Claimant to complete the claim and an explanation of why such material or information is necessary; and

(d)           provide a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse claims determination on review.

9.4          Appeals of Denied Claims. The Claimant will have 60 days after receiving the notice that the Claimant’s claim is denied to appeal the adverse determination in writing to the Plan Administrator. The Claimant may submit written comments, documents, records, and other information relevant to the claim, and such information will be taken into account during the review, without regard to whether it was submitted or considered in the initial claim determination. In addition, the Claimant will be provided, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claim. If no appeal of the adverse determination is made in writing to the Plan Administrator within 60 days after the Claimant’s receipt of the notice of denial, the denial of the claim is final.

9.5          Deadlines for Notifications of Appeals Determinations. The Administrator will notify the Claimant of its determination on review of an adverse claim determination within a reasonable period of time, but not later than 60 days from receipt of a request for review of the adverse determination. This 60-day period may be extended one time by the Plan Administrator for up to 60 days, provided that the Plan Administrator notifies the Claimant, prior to the expiration of such 60-day period, of the circumstances requiring the extension of time and the date by which the Plan Administrator expects to render a decision.

9.6          Contents of Notices of Final Claims Determinations. Notice of the Plan’s claims decision will be given in writing or electronically. If the Claimant’s claim is denied in whole or in part the notification will include:

 (a)           the specific reasons for the denial;

(b)           reference to the specific Plan provisions on which the decision was based;

(c)           a statement of the Claimant’s right to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claim; and

(d)           a statement of the Claimant’s right to bring a civil action in court under Section 502(a) of ERISA.

ARTICLE 10
MISCELLANEOUS

10.1          Tax Withholding. The Company will calculate the deductions from the amount of the benefit otherwise payable under the Plan for any taxes required to be withheld by federal, state or local government and shall cause them to be withheld.

10.2          Plan Not an Employment Contract. The adoption and maintenance of the Plan is not a contract between the Company and its employees, which gives any employee the right to be retained in its employment. Likewise, it is not intended to interfere with the rights of the Company to discharge any employee at any time or to interfere with the employee’s right to terminate his or her employment at any time.

10.3          Alienation Prohibited. No benefits hereunder shall be subject to alienation or assignment by a Participant, to attachment by, interference with, or control of any creditor of a Participant, or to being taken or reached by any legal or equitable process in satisfaction of any debt or liability of a Participant prior to its actual receipt by a Participant. Any attempted conveyance, transfer, assignment, mortgage, pledge, or encumbrance of the benefits hereunder prior to payment thereof shall be void.

10.4          Gender and Number. If the context requires it, words of one gender when used in the Plan shall include the other genders, and words used in the singular or plural shall include the other.

10.5          Severability. If any provision of the Plan is determined to be invalid or unenforceable, that determination shall not affect the validity or enforceability of any other provision.

10.6          Successors.  The Plan shall be binding upon and inure to the benefit of the Company and any of its successors or assigns. The Company shall require any successor to or assignee of (whether direct or indirect, by purchase, merger, consolidation or otherwise) all or substantially all of the assets or businesses of the Company (i) to assume unconditionally and expressly the Plan and (ii) to agree to perform or to cause to be performed all of the obligations under the Plan in the same manner and to the same extent as would have been required of the Company had no assignment or succession occurred.

10.7          Assignment; Binding Effect. The Plan shall be binding upon any Successor. The Company shall not assign any of its obligations under the Plan unless (a) such assignment is to a Successor, and (b) the requirements of Section 10.6 are fulfilled.

10.8          Payments and Benefits under the Plan are not Deferred Compensation under Section 409A of the Code.  It is intended that benefits payable hereunder, whether in form or operation, do not constitute “deferred compensation” within the meaning of Code Section 409A and therefore, the benefits are intended to be exempt from the requirements applicable to deferred compensation under Section 409A of the Code and the regulations thereunder.

10.9           Entire Agreement. No employee shall be a Participant in the Plan until any prior agreements or policies relating to severance between such employee and the Company have been terminated.  The Plan shall be the entire agreement between the Company and Participants relating to the matters contained herein. Participants in the Plan shall not be entitled to participate in ONEOK, Inc.’s Severance Pay Policy; provided that, in the event that any Participant ceases to be a Participant in the Plan at any time as determined by the Board in its sole discretion, such former Participant shall automatically become a participant in the ONEOK, Inc. Severance Pay Policy.

10.10           Arbitration.

(a)  Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof, shall be settled by binding arbitration in accordance with the CPR Non-Administered Arbitration Rules in effect on the date of the Plan, by a sole arbitrator.

(b)  The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. § 1-16, and judgment upon the award rendered by the Arbitrator may be entered by any court having jurisdiction thereof.

(c)  The place of arbitration shall be Tulsa, Oklahoma.

(d)  The statute of limitations of the State of Oklahoma applicable to the commencement of a lawsuit shall apply to the commencement of arbitration hereunder.

       10.11     Governing Law. The provisions of the Plan shall be governed by the laws of the State of Oklahoma and, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Participants under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Oklahoma to resolve any and all issues that may arise out of or relate to the Plan.

            EXHIBIT A

RELEASE OF CLAIMS

This RELEASE OF CLAIMS (this “Release”) is executed by _____ (the “Employee”) in consideration of the severance payment and benefits provided to the Employee under the ONEOK, Inc. Officer Change in Control Severance Plan (the “Plan”), and as a condition to the receipt of such payments and benefits.  For purposes of this Release, the term “Company” means ONEOK, Inc. and any Successor (as defined in the Plan).

NOW THEREFORE, the Employee provides the following release:

1.           Release by Employee.  In consideration of the Company’s payment to the Employee of the severance set forth in Section 3.1(a) of the Plan (less any amounts that the Company is required to withhold under applicable laws) and the Company’s provision to the Employee of the welfare benefits set forth in Section 3.1(b) of the Plan, the sufficiency of which is hereby acknowledged, the Employee, with the intention of binding the Employee’s heirs, executors, administrators and assigns, does hereby release and forever discharge the Company and each of its subsidiaries and affiliates, and their past and present directors, officers, shareholders, partners, members, representatives, agents, employees and employee benefit plans (the “Company Released Parties”), from all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now  known or otherwise, which the Employee, individually or as a member of a class, now has or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party that arises out of, is based upon, or relating to the Employee’s  employment with the Company and any of its subsidiaries, or the termination of such employment including, but not limited to, claims based on or relating to:  (a) breach of any express or implied employment contract; (b) wrongful discharge or impairment of economic opportunity; (c) employment discrimination under any applicable federal, state or local statute, provision, order or regulation, including, without limitation, any claim under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act; (d) personal injury, defamation, assault, battery, invasion of privacy, fraud, intentional or negligent misrepresentation of fact, intentional or negligent infliction of emotional distress, false imprisonment or other tort; and (e) wages, compensation, severance pay, bonuses or other benefits.

2.           No Admission of Liability.  The Employee acknowledges and agrees that this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

3.           Scope of Application.  This Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses.

4.           Only Applies to Existing Claims. This Release shall not be deemed, nor does anything herein purport, to be a waiver of any right or claim or cause of action which by law the

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Employee is not permitted to waive.

5.           Scope of Release.  The Employee understands that he or she is only waiving those claims that exist as of the date this Release is executed, and not any claims that might arise in the future.  The Employee also understands that this Release does not release or discharge claims that are not waivable by applicable law.  Also excluded from the scope of this Release are any rights the Employee has to any vested benefits under the Company’s benefit plans, including but not limited to the Company’s 401(k) Plan.  Further, nothing in this Release prohibits the Employee from filing a charge with the U.S. Equal Employment Opportunity Commission (“EEOC”) or participating in an investigation or proceeding of the EEOC.  However, the Employee is waiving the right to any personal monetary recovery or other personal relief should the EEOC or any other agency pursue alleged charges in part or entirely on the Employee’s behalf.

6.           No Knowledge of Violations or Past Claims.  The Employee acknowledge and agrees that he or she has no information or knowledge of any legal irregularity, violation, or alleged violation of any law, regulation, statute, or ordinance of any kind resulting from the operations of the Company, its subsidiaries or other organization affiliated with the Company.  The Employee has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released party with any governmental agency, court or tribunal.

7.           Advisement to Consult with an Attorney.  The Employee acknowledges that the Employee has been advised to seek, and have had the opportunity to seek, the advise and assistance of an attorney prior to executing this Release and has been given a sufficient period within which to consider this Release.

8.           Severance in Excess of Entitlement.  The Employee acknowledges that the consideration provided for in the Plan exceeds anything of value to which the Employee is entitled.

9.          [ADEA Review and Revocation Period. The Employee understands that with respect to claims and causes of action arising under ADEA, the Employee acknowledges the Employee has been given a period of [ ______ ] days to consider whether to execute this Release.   If the Employee accepts the terms hereof and executes this Release, the Employee may thereafter, for a period of 7 days following (and not including) the date of execution, revoke the Release as it relates to claims and causes of action arising under ADEA. The Employee understands that he or she may revoke or rescind this Release in respect of ADEA claims by providing written notice of revocation to the Company’s General Counsel,  [name, address, fax number], within the 7-day revocation period.  If no such revocation occurs, the Release shall become irrevocable in its entirety and binding and enforceable against me, on the day next following the date on which the foregoing 7-day period has elapsed.  The Employee understands that the Employee will not be entitled to any severance benefits under the Plan until the 7-day revocation period has elapsed and the Release has become irrevocable.] 1

1 Before sending to participants: (1) include applicable time period for employee to consider release (21 days for general terminations / 45 days for group terminations involving 2 or more persons; (2) if a group termination is involved, be sure to distribute, along with the release, the requisite disclosure required by ADEA; and (3) fill in the name, address and fax number of ONEOK’s general counsel.

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10.           Governing Law. The provisions of the Plan and this Release shall be governed by the laws of the State of Oklahoma and, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Participants under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Oklahoma to resolve any and all issues that may arise out of or relate to the Plan or this Release.

11.           Continuing Obligations After Separation from Employment.  The Employee agrees that following the Employee’s termination of employment, the Employee will continue to abide by any Company policies and procedures relating to confidentiality, inventions, non-disclosure and/or other employment obligations that survive the termination of the Employee’s employment.  The Employee agrees that he or she shall not, after the date of the Employee’s termination of employment, directly or indirectly, divulge, disclose, or communicate to any other person any trade secrets that the Company may use in its business operations.  The Employee agrees that the Employee will continue to be bound by all post-employment obligations as required by the Company’s policies and procedures or as required in any other written agreement between the Employee and the Company.  The Employee agrees that the Plan and this Release do not affect or diminish in any manner any of the Employee’s post-employment obligations to the Company, including, but not limited to, those specifically described within this Release.

12.           Entire Agreement. The Employee understands that the Plan and this Release contain the entire agreement and understanding between the Employee and the Company regarding the Employee’s employment and separation from that employment and that no other covenants or promises have been made except those contained in the Plan and this Release.  The Plan and this document supersede all other agreements and arrangements between the Company and the Employee, whether written or oral.

13.           Attorneys’ Fees.   The Employee agrees that the Employee is fully responsible for any attorneys’ fees incurred by the Employee in consulting with an attorney of his or her choice in connection with the Employee’s review or execution of this Release.

14.           Severability.  The Employee agrees that should any court or arbitrator determine that any clause, sentence, provision, paragraph, or part of this Release is illegal, invalid, or unenforceable, that court’s or arbitrator’s determination shall not affect, impair, or invalidate the remainder of the Release, and the remainder of this Release will remain in full force and effect.

15.           Headings.  The Employee understands that all headings used in this Release are intended for convenience and reference only and do not in any manner amplify, limit, modify or amend this Release.  A court or arbitrator shall not use any headings in the construction or interpretation of any section of this Release.

[signature page follows]

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The EMPLOYEE hereby acknowledges that he or she received a copy of this Release on the ____ day of ___________, 20___.

EXECUTED on this ____ day of ___________, 20___.

EMPLOYEE

__________________________________